UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 19, 2019

CymaBay Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36500	94-3103561
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7575 Gateway Blvd., Suite 110

Newark, CA 94560

(Address of principal executive offices)

(510) 293-8800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value per share	CBAY	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05	Costs Associated with Exit or Disposal Activities.

On December 19, 2019, CymaBay Therapeutics, Inc. (the “Company”) committed to a course of action to decrease operating expenses through a reduction in workforce of approximately 60%, and other cost-cutting measures, as it explores strategic opportunities with regard to its development activities.

The Company anticipates recording a charge of approximately $3 million to $4 million, primarily in the fourth quarter of 2019 and first quarter of 2020 as a result of these initiatives, comprised primarily of one-time termination benefits. The Company expects the cash component of this charge to be approximately $2 million to $3 million. The charge the Company expects to incur in connection with these actions is subject to a number of assumptions, and actual results may differ from our estimates. The Company may also incur other charges not currently contemplated due to events that may occur as a result of, or associated with, the initiatives outlined above. The Company expects to complete the majority of the headcount reductions on December 19, 2019, with the bulk of the remaining reductions completed by the end of the first quarter of 2020.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2019, in conjunction with the reduction in workforce described in Item 2.05, the Company determined that the position held by Paul Quinlan, the Company’s General Counsel and a named executive officer, was being eliminated as of February 29, 2020.

Item 7.01	Regulation FD Disclosure.

On December 19, 2019, the Company committed to terminating its ongoing studies of seladelpar in subjects with primary biliary cholangitis (PBC). Those trials have been on clinical hold since late November 2019. With the receipt of additional requests from the U.S. Food and Drug Administration (FDA) with regard to the PBC trials and the Company’s recently terminated Phase 2b study of seladelpar in subjects with non-alcoholic steatohepatitis (NASH), the Company concluded that it would not be reasonable or cost effective to maintain the trials on hold given the time it would take to respond to the FDA requests. The Company’s overall PBC program remains on hold as it continues its investigation of the atypical histological findings in the NASH study and continues its discussions with the FDA.

The foregoing contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about CymaBay, including statements that involve risks and uncertainties concerning: the size of the headcount reductions; its ability to enter into any future strategic transaction and the potential benefits of such a transaction; the size, timing and character of the restructuring charges; and the impact of the operational changes on the company’s business. When used herein, the words “will”, “expects”, “intends” and other similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statement may be influenced by a variety of factors, many of which are beyond the control of CymaBay, that could cause actual outcomes and results to be materially different from those projected, described, expressed or implied herein due to a number of risks and uncertainties. Potential risks and uncertainties include, among others: CymaBay’s ability to implement the operational changes; the risks that a strategic transaction will not be consummated; possible changes in the size and components of the headcount reduction; and risks associated with CymaBay’s ability to achieve the benefits of the headcount changes. Accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of CymaBay. In addition, please refer to the documents that CymaBay files with the Securities and Exchange Commission, including its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, each as updated from time to time, for a discussion of other factors that could cause CymaBay’s results to vary from expectations. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. CymaBay is not under any duty to update any of the information herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CymaBay Therapeutics, Inc.

By:	/s/ Sujal Shah
Name:	Sujal Shah
Title:	Chief Executive Officer

Dated: December 19, 2019